Exhibit 10.3
CSX CORPORATION
FORM OF CHANGE OF CONTROL AGREEMENT
AGREEMENT by and between CSX CORPORATION, a Virginia corporation (the “Company”), and Name (the “Executive”), dated as of [●].
The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. To accomplish these objectives, the Board has caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.      Certain Definitions.
a.      “Effective Date” means the first date during the Term (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs, and the Executive’s employment with the Company is terminated by the Company without Cause or the Executive resigns for Good Reason within three months prior to a Change of Control occurring during the Term, then, for all purposes of this Agreement, “Effective Date” shall mean the date immediately prior to the date of such termination of employment or cessation of employment.
b.      The “Term” means the period commencing on the date hereof and ending on July 11, 2026; provided that the Term shall extend automatically for consecutive periods of three years unless either party provides notice of non-renewal not less than ninety (90) days prior to the end of the Term as then in effect; provided, further, that, the Term shall end on an earlier date in the event of Executive’s termination of employment for any reason prior to the Effective Date.
2.      Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean the occurrence of any of the following; provided that, in the event of any conflict between the definition of Change of Control provided herein and the definition of “Change in Control” set forth in the CSX 2019 Stock and Incentive Award Plan (as such plan may be amended from time to time, the “Equity Plan”), the definition in the Equity Plan shall control:
a.        Stock Acquisition. The acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) (a “Person”) of 20 percent or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
b.        Board Composition. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board after such date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c.        Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of the Company or CSX Transportation, Inc. by reason of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company or CSX Transportation, Inc. that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the “STB”) (a “Business Combination”), in each case, unless, following such Business Combination:
        (i)    all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or CSX Transportation, Inc. or all or substantially all of the assets of the Company or CSX Transportation, Inc. either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;
        (ii)    no Person (excluding a corporation resulting from such Business Combination or an employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and
        (iii)    at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
d.        Regulated Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of the Company or CSX Transportation, Inc. by reason of a Business Combination that is subject, as a matter of law or contract, to approval by the STB (a “Regulated Business Combination”) unless such Business Combination complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
e.        Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or CSX Transportation, Inc.
Notwithstanding the foregoing or any other provision of this Agreement to the contrary, for any agreement that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change of Control but instead shall vest as of such Change of Control and shall be distributed on the scheduled payment date specified in the applicable agreement governing such amount, except to the extent that earlier distribution would not result in the recipient of such amount incurring interest or additional tax under Section 409A of the Code.
If any Change of Control is a Regulated Business Combination, but its implementation involves another “Change of Control” that is not a Regulated Business Combination, then for all purposes of this Agreement, such Change of Control shall not be deemed to be a Regulated Business Combination, the provisions governing a Regulated Business Combination shall not apply, and the provisions governing such other Change of Control shall apply.
3.      Employment Period.
a.      Generally. Subject to Section 3(b), the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).
b.      Regulated Business Combination. Notwithstanding the foregoing, in the case of a Change of Control that is a Regulated Business Combination, then for all purposes of this Agreement, the “Employment Period” shall mean the longer of (i) the period commencing on the Effective Date and ending on the third anniversary of such date or (ii) the period commencing on the Effective Date and ending twelve months following the effective date of a final decision by the Agency on the proposed Regulated Business Combination (“Final Regulatory Action”), provided, however, that (x) if the Final Regulatory Action is a denial of the Regulated Business Combination then for all purposes of this Agreement the “Employment Period” shall end upon the sixtieth (60th) day following such Final Regulatory Action and (y) if the Final Regulatory Action is an approval of the Regulated Business Combination, but the Regulated Business Combination is not consummated by the first anniversary of the Final Regulatory Action, then for all purposes of this Agreement the “Employment Period” shall end upon such first anniversary, of the Final Regulatory Action.
4.      Terms of Employment.
a.      Position and Duties. (i) During the Employment Period: (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
(ii)      During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, Executive agrees during normal business hours to diligently discharge the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

b.      Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. Notwithstanding the preceding sentence, an across-the-board reduction in Annual Base Salary applicable to all similarly situated Company executives implemented out of extreme business necessity and unrelated to a contemplated or anticipated Change of Control shall not be a violation of this section. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)      Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible to earn, for each calendar year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash, based on Company performance levels, not less favorable (in terms both of dollar amounts and difficulty of achievement) to the Executive than the Executive’s opportunity to earn such annual cash bonuses under the Company’s annual incentive plans, or any comparable bonus under any predecessor or successor plan, for the last three full calendar years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such calendar year). Notwithstanding the preceding, an across-the-board reduction of minimum, target and maximum Annual Bonus opportunities applicable to all similarly situated Company executives implemented out of extreme business necessity and unrelated to a contemplated or anticipated Change of Control shall not be a violation of this section. Each such Annual Bonus shall be paid no later than March 15 of the calendar year next following the calendar year for which the Annual Bonus is awarded, unless deferred pursuant to the terms of a deferred compensation plan maintained by the Company.
(iii)      Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the

120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other executives of the Company and its affiliated companies.
(iv)      Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company and its affiliated companies, but in no event shall such plans practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other executives of the Company and its affiliated companies.
(v)      Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out Executive’s duties hereunder, in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect and applicable to the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Company and its affiliated companies. Any required reimbursements shall be paid to Executive no later than the last day of the calendar year following the calendar year in which the underlying expense was incurred by the Executive, and the amount of expenses eligible for reimbursement during any year shall not affect the expenses eligible for reimbursement in any other year.

(vi)      Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Company and its affiliated companies.
(vii)      Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to administrative assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other executives of the Company and its affiliated companies.
(viii)      Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Company and its affiliated companies.
Notwithstanding Section 4(b)(iii)-(viii), benefits payable under a plan, practice, policy, or program that has been amended to reduce benefits or terminated within the 120-day period immediately preceding the Effective Date for reasons unrelated to affecting benefits due hereunder shall not be taken into account under such provisions. In the case of a plan, practice, policy or program amended to reduce benefits, only the higher pre-amendment benefit shall be disregarded.
5.      Termination of Employment.
a.      Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of the Executive’s inability to engage in any substantial gainful activity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. Executive agrees to cooperate with the Company and the selected physician so that such determination can be made.
b.      Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)      the willful and continued failure of the Executive to perform substantially the Executive’s material duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company, which specifically identifies the manner in which the Board or the Chief

Executive Officer believes that the Executive has not substantially performed the Executive’s duties,
(ii)    the Executive’s indictment for, or plea of guilty or nolo contendere to, any crime (x) that is a felony or (y) that could reasonably be expected to adversely affect the reputation of the business of the Company or any of its affiliated companies,
(iii)      the willful engaging by the Executive in illegal conduct or gross misconduct which is or could reasonably be expected to adversely affect the reputation or the business of the Company or any of its affiliated companies,
(iv)      the material violation of any Company policy by Executive, or the commission by Executive of an act involving moral turpitude, in each case, that adversely and substantially affects the reputation or business of the Company or any of its affiliated companies, or
(v) a material breach by the Executive of the Executive’s obligations under this Agreement; provided that the Executive has been given written notice of the alleged material breach and, if susceptible to cure, has not reasonably cured such breach within 30 days of the giving of such notice.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
c.      Good Reason. The Executive’s employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive. For purposes of this Agreement, “Good Reason” shall mean:
(i)      the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)      any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)      the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a materially greater extent than required immediately prior to the Effective Date, in either case without the Executive’s prior consent;

(iv)      any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(v)      any failure by the Company to comply with and satisfy Section 12(c) of this Agreement.
Notwithstanding the foregoing, Good Reason shall not exist unless (i) the Executive provides a “Notice of Termination” (as defined below) to the Company that includes the grounds for Good Reason within 60 days after the initial existence of such grounds for Good Reason, (ii) the Company has not cured the circumstances giving rise to Good Reason within 60 days after receipt of such notice and (iii) the Executive resigns from employment within 120 days after the initial existence of the circumstances giving rise to Good Reason.
d.      Regulated Business Combination. Notwithstanding the foregoing, in the case of a Change of Control that is a Regulated Business Combination, then for all purposes of this Agreement, during that portion of the Employment Period prior to Final Regulatory Action, the Executive may not exercise his or her rights to terminate the Executive’s employment under this Agreement for “Good Reason.” During such period, the Executive may only terminate his or her employment under this Agreement and receive benefits under Section 6 if the Executive is “Constructively Terminated” by the Company. Moreover, except to the extent expressly set forth in the definition of “Constructive Termination,” the Executive shall have no remedy for any breach by the Company of the provisions of Section 4; provided, however, that any failure of the Company to comply in any material respect with the provisions of Section 4 shall create a rebuttable presumption that a Constructive Termination has occurred.
For purposes of this Agreement, a “Constructive Termination” shall mean:
(i)      substantial diminution of the Executive’s duties or responsibilities as contemplated by Section 4(a) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)      a reduction in the Executive’s Annual Base Salary;
(iii)      a failure by the Company to comply with Section 4(b)(ii) regarding the Annual Bonus;
(iv)      a reduction in the Executive’s other incentive opportunities, benefits or perquisites described in Section 4(b) unless similarly situated Company executives suffer a comparable reduction;
(v)      the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a materially greater extent than required immediately prior to the Effective Date, in either case without the Executive’s prior consent; or
(vi)      any purported termination by the Company of the Executive’s employment otherwise than for Cause or Disability.
Notwithstanding the foregoing, a Constructive Termination shall not exist unless (i) the Executive provides a Notice of Termination to the Company that includes the grounds for Constructive Termination within 60 days after the initial existence of such grounds for Constructive Termination, (ii) the Company has not cured the circumstances giving rise to Constructive Termination within 60 days after receipt of such notice and (iii) the Executive resigns from employment within 120 days after the initial existence of the circumstances giving rise to Constructive Termination.
During that portion of the Employment Period after Final Regulatory Action, the Executive may terminate his or her employment under this Agreement for “Good Reason.”
e.      Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason or Constructive Termination, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Constructive Termination shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
f.      Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason or Constructive Termination, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. For purposes of any benefit to be provided or any amount payable under this Agreement that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), termination of employment shall not be deemed to occur unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and the rules and regulations promulgated thereunder.
6.      Obligations of the Company upon Termination.
a.      Without Cause, Good Reason or Constructive Termination. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate employment for Good Reason or Constructive Termination, then the Company shall provide the following payments and benefits:
(i)      The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of (A), plus (B), plus (C) as follows:
A.      the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and
B.      an amount equal to the product of (1) 2.99 and (2) the sum of (x) the Executive’s Annual Base Salary in effect on the date of Executive’s termination of employment (or, if greater, the Executive’s Annual Base Salary in effect immediately before any salary reduction therein triggering the event leading to Executive’s termination) and (y) the Target Bonus; and
C.      an amount equal to 100% of the estimated aggregate cost of the benefits to be provided to Executive under Section 6(a)(ii) for the three year period during which such benefits may be provided to Executive, as determined by the Company in good faith (which determination shall be final and binding); and
D.     the product of (x) the Annual Bonus the Executive would have received for the year of termination (based upon the Executive’s target opportunity and the annual incentive plan’s achievement percentage) had the Executive remained employed for the entire performance period to which such Annual Bonus relates and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365.
The amounts set forth in (A), (B) and (C) shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination. The amount set forth in (D) shall be paid following completion of the relevant performance period at the same time Annual Bonuses are normally paid pursuant to the terms of the applicable plan.
In the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments hereunder that constitute nonqualified deferred compensation pursuant to Section 409A of the Code shall not be paid or provided until the earlier of (A) the Executive’s death, or (B) the expiration of the 6-month period following Executive’s termination of employment (the “Delay Period”). Any payments that are delayed by virtue of this subparagraph shall (I) be paid in one payment at the conclusion of the Delay Period and (II) include interest computed at five percent (5%) per annum for the duration of the Delay Period.
(ii)      For three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical, group life, and disability benefits to the Executive and/or the Executive’s family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Company and its affiliated companies and their families; provided, however, that any such benefits that are fully insured will only be provided to the extent the underlying insurance policy provides or can be amended to provide coverage for such benefits, and provided further, that if the Executive becomes reemployed with another employer and is eligible to receive medical, group life, or disability benefits under another employer-provided plan, then the medical, group life, or disability, benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. With respect to any benefits provided to Executive under this Section 6(a)(ii), the Executive shall pay one hundred percent of the cost of such coverage (one hundred two percent with respect to medical benefits) on an after-tax basis. In the event medical coverage is provided under the Company’s existing plan, any COBRA continuation coverage obligation under Section 4980B of the Code will run concurrently with the benefits provided hereunder.
(iii)      The Company shall during the period commencing on the Date of Termination and ending on the last day of the second calendar year following the calendar year in which Executive’s termination of employment occurred, at its sole expense as incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in his or her sole discretion, but at a cost not in excess of $40,000.

(iv)      To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including earned but unpaid stock and similar compensation and any annual or long-term incentive compensation earned with respect to a performance period completed prior to the Executive’s termination date but not yet fully paid as of such termination date (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Payment of any severance benefits hereunder is subject to the Executive’s compliance with the Confidentiality, Non-Solicitation and Non-Competition Agreement entered into with the Company (the “Non-Compete Agreement”), and to the extent that the Executive violates the Non-Compete Agreement or otherwise fails to comply with the terms of the Company’s Release Agreement, the Executive will forfeit the Executive’s right to any severance payments hereunder and the Company may require the Executive to repay any severance payments previously paid to the Executive under this Agreement.
b.      Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of other executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other Company executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other executives of the Company and its affiliated companies and their beneficiaries. Notwithstanding the preceding, benefits payable under a plan, practice, policy, or program that has been amended to reduce benefits or terminated within the 120-day period immediately preceding the Effective Date for reasons unrelated to affecting benefits due hereunder shall not be taken into account. In the case of a plan, practice, policy or program amended to reduce benefits, only the higher pre-amendment benefit shall be disregarded.
c.      Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the

Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other Company executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other executives of the Company and its affiliated companies and their families. Notwithstanding the preceding benefits payable under a plan, practice, policy, or program that has been amended to reduce benefits or terminated within the 120-day period immediately preceding the Effective Date for reasons unrelated to affecting benefits due hereunder shall not be taken into account. In the case of a plan, practice, policy or program amended to reduce benefits, only the higher pre-amendment benefit shall be disregarded.
d.      Cause; Other than for Good Reason or Constructive Termination. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Executive’s Annual Base Salary through the Date of Termination, and (y) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason or Constructive Termination, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

7.      Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to Section 13(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
8.      Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest regardless of the outcome thereof by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment, at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, that the Executive shall repay to the Company all such amounts paid by the Company, and shall not be entitled to any further payments hereunder, in connection with a contest originated by the Executive if the trier of fact in such contest determines that the Executive’s claim was not brought in good faith or was frivolous.
9.      Limitations on Payments by the Company.
a.      Except as provided in Section 8, the Company shall determine whether to reduce any payment or distribution to be made by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under another plan or arrangement) (a “Payment”) in accordance with paragraph (i) of this Section 9(a), or to make such Payments in full in accordance with paragraph (ii) of this Section 9(a).
(i)    If any Payment or Payments would otherwise constitute an “excess parachute payment,” as defined in Section 280G of the Code, the Payment or Payments shall be reduced (but not below zero) to the largest amount that will result in no portion of the Payments being subject to the excise tax imposed under Section 4999 of the Code (the “Reduced Amount”).
(ii)     Notwithstanding Section 9(a)(i), Executive shall receive full Payment if it is determined that the net after-tax benefit the Executive would receive, after taking into account both income taxes and any excise tax imposed under Section 4999 of the Code (“Excise Tax”), is greater than the net after-tax amount the Executive would receive based on the application of Section 9(a)(i). In this event, Executive shall be responsible for the payment of any Excise Tax.
To the extent Payments are reduced pursuant to Section 9(a)(i), Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to the Executive that is exempt from Section 409A of the Code, (B) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to the Executive that is exempt from Section 409A of the Code.

b.      Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether Executive will receive a Reduced Amount or full Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm, law firm, or other advisor as may be designated by the Company (the “Advisor”) which shall provide detailed supporting calculations both to the Company and the Executive at least 7 business days prior to the date any Payment is scheduled to be made or commence.

In the event that the Advisor is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another recognized firm to make the determinations required hereunder (which firm shall then be referred to as the Advisor). All fees and expenses of the Advisor shall be borne solely by the Company. Any determination by the Advisor shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of the Excise Tax at the time of the initial determination by the Advisor hereunder, it is possible that Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. The Advisor shall determine the amount of any Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
c.      If the Executive receives a Payment, the Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of an Excise Tax. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i)      give the Company any information reasonably requested by the Company relating to such claim,
(ii)      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii)      cooperate with the Company in good faith in order to effectively contest such claim, and
(iv)      permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any unintended tax liability (including interest and penalties with respect thereto) resulting from such representation and the payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any unintended tax liability (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which an Excise Tax would be payable hereunder with respect to a Reduced Amount and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
d.      If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid.
10.      Confidential Information.
a.         The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, unless otherwise required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
b.        Notwithstanding anything to the contrary, nothing in Section 10(a) or any other provision of this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (a "Governmental Entity"), without notifying the Company, with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with and protected under the provisions of an applicable whistleblower protection law (collectively, the “Protected Activity”). The Company may not retaliate against the Executive for any Protected Activity, and nothing in this Agreement requires the Executive to waive any monetary award or other payment which the Executive might be entitled to receive from a Governmental Entity in connection with any Protected Activity.
11.      Arbitration. The Company and the Executive agree that all disputes, controversies, and claims arising between them concerning the subject matter of this Agreement, other than Sections 9 and 10, shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association then in effect. The location of the arbitration will be Jacksonville, Florida or such other place as the parties may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Florida. The parties to any such dispute, controversy, or claim shall attempt to agree upon the selection of a single arbitrator. If after a reasonable period of time the parties are unable to agree upon such a single arbitrator, then three arbitrators will be appointed with each party selecting an arbitrator from the American Arbitration Association’s available panel of arbitrators, and the parties agreeing upon the selection of a third arbitrator. If the parties cannot agree upon the selection of a third arbitrator, then the two arbitrators selected by the parties shall agree upon a third arbitrator from the panel of American Arbitration Association arbitrators. If the two arbitrators are unable to so agree on a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Any arbitration pursuant to this section shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, state or federal, having jurisdiction. All fees and expenses of the arbitration shall be born in accordance with Section 8. The arbitrator or arbitrators shall have no authority to award provisional relief, injunctive remedies, or punitive damages. The parties expressly acknowledge that they are waiving their right to seek remedies in court, including without limitations the right if any to a jury trial.

12.      Successors.
a.      This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
b.      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
c.      The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
13.      Miscellaneous.
a.      This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The Company may from time to time amend this Agreement during the Term with prior notice to the Executive at any time prior to such time as the Company executes a definitive agreement, which if consummated would result in a Change of Control or a Regulated Business Combination; provided that if any such amendment would materially reduce or alter to the detriment of the Executive the payments or benefits available under this Agreement to the Executive, such amendment shall require the prior written consent of the Executive.
b.      This Agreement is intended to be fully compliant with the requirements of Section 409A of the Code and the final regulations promulgated thereunder, taking into account any and all transition rules and relief promulgated by the Internal Revenue Service or the U.S. Department of Treasury regarding compliance therewith, and, to the maximum extent permitted by law, shall be administered, operated and construed consistent with this intent. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. Further, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.      All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Name
Address
City, State Zip

If to the Company:
CSX Corporation
        500 Water Street
        Jacksonville, FL 32202
Attention: Executive Vice President & Chief Administrative Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
d.      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
e.      The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
f.      The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or Constructive Termination pursuant to Section 5 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
g.      The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

14.    Other Agreements Unaffected. Except as otherwise expressly provided herein, this Agreement shall have no effect on any other agreement between the Executive and the Company or any of its affiliates, and any such agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Name (Person Number: xxxxxx)
By:

CSX CORPORATION

By:
Diana B. Sorfleet
Executive Vice President & Chief Administrative Officer